Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact: Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES INCREASE IN NET INCOME FOR THE QUARTER

AND YEAR ENDED DECEMBER 31, 2007

(Beverly, MA) January 30, 2008—Don Fournier, President and Chief Executive Officer of Beverly National Corporation (AMEX “BNV”) (the “Company”) and its subsidiary, Beverly National Bank (“Bank”), announced the Company’s earnings for the quarter and year ended December 31, 2007.

The Company reported net income for the quarter of $960,000, or basic and fully diluted earnings of $0.36 per share, compared to net income of $329,000, or basic and fully diluted earnings of $0.12 per share, for the same quarter last year. The results for the quarter ended December 31, 2006 were reduced by $477,000 net of tax, related to the restructuring of the Bank’s investment portfolio and the costs associated with implementing changes identified in a corporate efficiency review. Net income, after adjusting for these charges, would have been $806,000, or basic earnings per share of $0.30 and fully diluted earnings of $0.29 per share. The results for the quarter ended December 31, 2007 represent a 19.1% increase in net income and a 20% increase in earnings per share, compared to results of the same quarter last year, after adjusting for the non-recurring charges.

The Company also reported net income for the year ended December 31, 2007 of $3.6 million, or basic earnings per share of $1.31 and fully diluted earnings of $1.30 per share, compared to net income of $2.5 million, or basic earnings per share of $1.12 and fully diluted earnings of $1.10 per share for the same period last year. Net income for the year ended December 31, 2006, after adjusting for the previously mentioned charges, would have been $3.0 million or basic earnings per share of $1.33 and fully diluted earnings of $1.31 per share for the period. The results for the year ended December 31, 2007 represent an increase in net income of $547,000, or 18.1%, compared to the results for the same period last year, after adjusting for the non-recurring charges. Earnings per share are down slightly from the comparative period last year, a result of the issuance of 805,000 shares from the Company’s secondary stock offering in July, 2006.

Net interest income after the provision for loan losses increased $101,000, or 2.7%, and $797,000, or 5.4%, for the quarter and year ended December 31, 2007, respectively, from the same periods last year. These increases were primarily the net result of an increase in interest-earning assets and the restructuring of the investment portfolio in December 2006, despite an increase in the average cost of interest-bearing liabilities. Noninterest income increased $439,000, or 55.6%, and $888,000, or 22.0%, for the quarter and year ended December 31, 2007, respectively, from the same periods last year. The increases are primarily the result of last year’s figures including the charge taken for restructuring the investment portfolio. Noninterest expenses decreased $356,000, or 8.6%, and increased $421,000, or 2.8%, for the quarter and year ended December 31, 2007, respectively, from the same periods last year. The decrease in noninterest expense in fourth quarter 2007, as compared with the same quarter in 2006, is primarily a result of a decrease in salary and benefit expenses. While the results for the year ended December 31, 2007 show a similar decrease in salary and benefits expense, increases in occupancy fees, data processing fees, professional fees and other expenses resulted in a net increase in noninterest expense in 2007 as compared with 2006. The Bank incurred increases in lease payments and depreciation of improvements for the upgrade to the North Beverly location in 2006 and the opening of the new Salem branch during the second quarter of 2007. Data processing fees increased due to improvements made to the Bank’s Internet banking system, a newly upgraded website, the outsourcing of the items processing operation and the costs associated with enhancing and expanding the Bank’s existing retail and commercial deposit product lines. Professional and other fees increased as a result of the one-time costs associated with the implementation of a number of initiatives identified in the recently completed efficiency study and new product development. This review also resulted in increased noninterest income and was integral in reducing salaries and benefits expense.

The Company was also able to reduce its effective tax rate to 27.4% for the year ended December 31, 2007, from 30.4% for the same period last year. This reduction was a result of the aforementioned restructuring of the investment portfolio, which included the Bank increasing its level of tax-exempt investment securities. During

2007, the Bank has also realized an increase in tax-exempt income from its expanded portfolio of tax-exempt loans, aiding the overall reduction of the Bank’s effective tax rate.

President Fournier stated, “We are very pleased with our reported results, which continue to show strong performance improvement in a very difficult and challenging operating environment. The increase in net income over last year is very encouraging, as the efforts we have placed on emphasizing business development and achieving operating efficiencies are flowing through to the bottom line.”

Total assets as of December 31, 2007 were $472.8 million, compared to $467.1 million at December 31, 2006, an increase of $5.7 million, or 1.2%. Loans, net of the allowance for loan losses, increased $15.7 million, or 5.2%, while cash and cash equivalents declined $11.0 million, or 43.0%, during the period. Deposits decreased $2.5 million, or 0.7%, repurchase agreements decreased $4.7 million, or 28.9%, and Federal Home Loan Bank advances increased $12.6 million, or 26.8%. President Fournier stated, “We have slowed down the asset growth rate in order to evaluate current market conditions and determine the asset allocation that would be most advantageous for the Company at this time. We continue to expand the loan portfolio through utilization of available funding and the reallocation of existing resources. The strategic focus remains the growth of the loan portfolio, and funding that growth using avenues with the lowest feasible cost available to the Bank. Our focus continues to be on maintaining the appropriate strategic direction during these challenging and uncertain economic times, and we will continue to allocate our resources to the areas that provide the most beneficial returns consistent with our commitment to the maintenance of asset quality. The emphasis on augmenting earnings through noninterest income related activities as well as a continued emphasis on maintaining operating expenses and improved efficiencies is also a major part of our strategic direction.”

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	December 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Cash and due from banks	$10,752	$12,954
Interest-bearing demand deposits with other banks	115	1,010
Federal funds sold	3,706	11,604

Cash and cash equivalents	14,573	25,568
Investments in available-for-sale securities (at fair value)	115,715	116,181
Federal Home Loan Bank stock, at cost	3,452	3,503
Federal Reserve Bank stock, at cost	553	188
Loans, net of the allowance for loan losses of $3,614 and $3,044, respectively	318,356	302,667
Premises and equipment	7,321	6,285
Accrued interest receivable	1,805	1,840
Other assets	11,016	10,912

Total assets	$472,791	$467,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$72,425	$75,751
Interest-bearing	277,885	277,107

Total deposits	350,310	352,858
Federal Home Loan Bank advances	59,616	47,000
Securities sold under agreements to repurchase	11,638	16,372
Other liabilities	5,462	4,736

Total liabilities	427,026	420,966

Stockholders’ equity:
Preferred stock, $1.00 par value per share; 300,000 shares authorized; issued and outstanding none	—	—
Common stock, $2.50 par value per share; 5,000,000 shares authorized; issued 2,890,690 shares as of December 31, 2007 and 2,837,240 shares as of December 31, 2006; outstanding, 2,632,793 shares as of December 31, 2007 and 2,726,835 shares as of December 31, 2006	7,227	7,093
Paid-in capital	22,412	21,772
Retained earnings	21,050	19,694
Treasury stock, at cost (248,892 shares as of December 31, 2007 and 110,405 shares as of December 31, 2006)	(4,370)	(1,495)
Unearned shares, Restricted Stock Plan (9,005 shares as of December 31, 2007)	(23)	—
Accumulated other comprehensive loss	(531)	(886)

Total stockholders’ equity	45,765	46,178

Total liabilities and stockholders’ equity	$472,791	$467,144

Book value per share	$17.38	$16.93

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Interest and dividend income:
Interest and fees on loans	$5,242	$4,932	$20,682	$18,832
Interest on debt securities:
Taxable	1,152	1,085	4,577	4,125
Tax-exempt	120	39	459	111
Dividends on marketable equity securities	175	120	652	306
Other interest	133	144	482	282

Total interest and dividend income	6,822	6,320	26,852	23,656

Interest expense:
Interest on deposits	2,144	1,662	7,940	5,784
Interest on other borrowed funds	744	746	3,073	2,635

Total interest expense	2,888	2,408	11,013	8,419

Net interest and dividend income	3,934	3,912	15,839	15,237
Provision for loan losses	70	150	395	590

Net interest and dividend income after provision for loan losses	3,864	3,762	15,444	14,647

Noninterest income:
Income from fiduciary activities	515	472	1,941	1,816
Fees from sale of non-deposit products	47	57	236	225
Service charges on deposit accounts	171	132	623	549
Other deposit fees	227	271	927	791
Gain (loss) on sales and calls of available-for-sale securities, net	1	(509)	1	(509)
Gain on sales of loans, net	—	—	6	—
Income on cash surrender value of life insurance	67	56	232	218
Other income	200	310	962	950

Total noninterest income	1,228	789	4,928	4,040

Noninterest expense:
Salaries and employee benefits	2,068	2,403	8,527	8,928
Director fees	76	83	309	315
Occupancy expense	423	354	1,587	1,355
Equipment expense	244	223	882	822
Data processing fees	284	257	1,139	859
Marketing and public relations	116	116	461	448
Professional fees	155	253	907	745
Other expense	392	426	1,640	1,559

Total noninterest expense	3,758	4,115	15,452	15,031

Income before income taxes	1,334	436	4,920	3,656
Income taxes	374	107	1,350	1,110

Net income	$960	$329	$3,570	$2,546

Comprehensive income (loss)	$1,412	$(124)	$3,925	$2,267

Earnings per share:
Weighted average shares outstanding	2,667,228	2,723,788	2,730,827	2,269,664

Weighted average diluted shares outstanding	2,683,452	2,752,987	2,746,373	2,305,032

Earnings per common share	$0.36	$0.12	$1.31	$1.12
Earnings per common share, assuming dilution	$0.36	$0.12	$1.30	$1.10
Dividends per share	$0.20	$0.20	$0.80	$0.80

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea, Salem and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.